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                                                                    EXHIBIT 10.5

                        AMENDMENT TO EMPLOYMENT AGREEMENT

                                       AND

                   TERMINATION OF EXECUTIVE SECURITY AGREEMENT



The Employment Agreement entered into by and between The viaLink Company ("viaLink") and William P. Creasman ("Employee") effective as of August 17, 2000, and all amendments thereto (collectively, the "Agreement"), is hereby amended effective as of July 20, 2002. All terms and conditions of the Employment Agreement shall continue in full force and effect unless specifically amended by this Amendment. All capitalized terms appearing in this Amendment shall have the same meaning as ascribed to them in the Employment Agreement. In addition, that certain Executive Security Agreement (the "EXECUTIVE SECURITY AGREEMENT") made and entered into effective as of April 1, 2001, is hereby terminated upon the terms and conditions of this agreement (the "Amendment and Termination Agreement").

The following additions or changes shall be made to the Employment Agreement:

1. viaLink hereby acknowledges that viaLink is successor in interest to and hereby assumes the duties of viaLink under and by virtue of the Agreement, regardless as to which subsidiary of viaLink originally entered into the Agreement.

2. In exchange for Employee's agreeing to terminate Employee's rights under the EXECUTIVE SECURITY AGREEMENT, which as of the date of this Amendment and Termination Agreement would have resulted in a lump sum payment to Employee of $485,354.00 if a "change of control" (as that term is defined in the EXECUTIVE SECURITY AGREEMENT) occurred in 2002, and also in recognition of Employee's having voluntarily reduced Employee's base annual compensation rate from $225,000 to $151,875. for more than one year, and also in recognition of Employee's having agreed to forgo payment of any earned quarterly bonus until such time as viaLink attains cash flow breakeven status, viaLink hereby increases to $260,000 Employee's base annual compensation rate.

3. viaLink and Employee hereby terminate the EXECUTIVE SECURITY AGREEMENT and all rights, privileges, duties, and obligations either of them may have or may have had thereunder, effective as of the date of this Amendment and Termination Agreement. Employee hereby forever releases, discharges, and waives any and all claims to compensation or payment from viaLink arising under or by virtue of the EXECUTIVE SECURITY AGREEMENT, regardless of whether or not an argument can be made to the effect that payment may be due thereunder.


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THIS IS A RELEASE. EMPLOYEE IS GIVING UP POTENTIALLY VALUABLE RIGHTS IN THIS
RELEASE. EMPLOYEE SHOULD CONSULT WITH LEGAL COUNSEL PRIOR TO SIGNING IF EMPLOYEE HAS ANY QUESTIONS REGARDING THIS DOCUMENT AND ITS EFFECTS.

The parties, intending that his document legally bind each of them, have signed below.


The viaLink Company:                        Employee:  /s/ William P. Creasman
                                                           William P. Creasman
By: /s/ Brian Carter

Title: Vice President and Chief Financial Officer